Exhibit 10.6

Tri-S Security Corporation

Summary of Board Compensation

As of May 10, 2006

On May 10, 2006, the Board of Directors of (the “Board”) of Tri-S Security Corporation (the “Company”) amended the compensation arrangement for directors to provide as follows:

•                  The Company shall pay each director $10,000 per year for service on the Board plus $1,250 for each meeting of the Board and each meeting of a committee of the Board attended by such director.

•                  The Company shall reimburse each director for all travel expenses incurred in connection with travel to and from Board and committee meetings.